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Exhibit 10.13

                              EXECUTIVE AGREEMENT

   THIS EXECUTIVE AGREEMENT (this "Agreement ") is made as of October 1, 2001, by and between Ziff Davis Holdings, Inc., a Delaware corporation (the "Company"), Ziff Davis Publishing, Inc., a Delaware corporation and a wholly owned indirect subsidiary of the Company ("Publishing"), and Robert F. Callahan ("Executive"). Certain definitions are set forth in Section 16 of this Agreement.

   Executive desires to be employed by Publishing, and Publishing desires to employ Executive and to be assured of its right to have the benefit of Executive's services on the terms and conditions hereinafter set forth. In connection with such employment, Executive desires to acquire from the Company, and the Company desires to issue and sell or grant certain equity interests to Executive.

   The Company currently anticipates that it will consummate an equity financing in the near future pursuant to which the Company will issue capital stock to Willis Stein & Partners III, L.P. ("WSP III "), affiliates of WSP III and possibly certain others as well (collectively, the "Investors") in exchange for cash and, in the case of WSP III and certain of its affiliates, cash and certain other shares of Company capital stock (the "Pending Equity Financing"). The Company currently contemplates that, upon consummation of the Pending Equity Financing, the Company would issue to the Investors shares of two new classes of capital stock which would be senior to all other classes of Company capital stock: 20% Redeemable Series D Preferred Stock, par value $.01 per share (the "Series D Preferred "), with an accruing 20% per annum dividend rate and otherwise with terms substantially similar to the terms of the Company's Series B Preferred Stock, par value $.01 per share (the "Series B Preferred "), and Series E Preferred Stock, par value $.01 per share, which would be convertible into shares of the Company's Common Stock, par value $.01 per share ("Common Stock") at a conversion price of $0.10 per share and otherwise have terms substantially similar to the terms of the Company's Series C Preferred Stock, par value $.01 per share (the "Series C Preferred "). The Company currently contemplates that the purchase price to be paid by the Investors for shares of Series D Preferred and Series E Preferred in such financing will be equal to the initial liquidation preference of the shares purchased, that approximately 95% of the purchase price paid by each Investor will be allocated to the purchase of shares of Series D Preferred and the balance of the purchase price paid by each Investor will be allocated to the purchase of shares of Series E Preferred. However, the parties acknowledge that the actual terms of the Pending Equity Financing, including the securities to be issued and the prices thereof, are subject to negotiation between the Company and the Investors and may be substantially different from those described herein.

   Executive desires to purchase from the Company, and the Company desires to sell to Executive, contemporaneously with the consummation of the Pending Equity Financing, shares of the Company's capital stock of the same classes, in the same proportions and on the same economic terms as sold to the Investors for cash in the Pending Equity Financing. In addition, in connection with the closing of the Pending Equity Financing, the Company intends to grant to Executive options to purchase shares of capital stock and to issue and sell to Executive additional shares of its Common Stock, in each case on terms consistent with the terms of Section 2 of this Agreement. If the Pending Equity Financing is consummated as described in the immediately preceding paragraph, such options granted to Executive would be exercisable to acquire solely shares of Series D Preferred.

   The Company, Publishing and Executive desire to enter into this Agreement
(i) setting forth the terms of Executive's purchase of the Executive Stock (as defined below) and the grant of an Option (as defined below); (ii) setting forth the terms and conditions of Executive's employment with Publishing; (iii) providing the Company with certain rights in respect of the Executive Stock; and (iv) setting forth the obligation of Executive to refrain from competing with the Company and its Affiliates (as defined below) under certain circumstances as provided herein.

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   NOW, THEREFORE, the parties hereto agree as follows:

A.  PURCHASE AND SALE OF EXECUTIVE STOCK AND GRANT OF STOCK OPTION

   1. Purchase and Sale of Coinvest Shares and Incentive Shares; Executive Note and Pledge. Concurrently with the closing of the Pending Equity Financing, Executive shall purchase from the Company and the Company shall sell to Executive (a) for an aggregate purchase price of $100,000, payable in cash, shares of capital stock of the Company (collectively, the "Coinvest Shares") of the same type and in the same proportions as are purchased by WS in such Pending Equity Financing, at the same price per share and on the same other economic terms as those on which WS purchases such shares of capital stock for cash in the Pending Equity Financing (it being understood that WS will also exchange outstanding securities for shares of such stock at such time), and
(b) subject to Section 3 below, 4,700,000/1/ shares of Common Stock (the "Incentive Shares") at a purchase price of $0.10 per share payable by Executive in cash or by delivery of a promissory note with an initial principal amount equal to such purchase price and otherwise in the form of Exhibit A hereto (the "Executive Note"). Executive's obligations under the Executive Note shall be secured by a pledge to the Company of all of the shares of Executive Stock, and in connection therewith, Executive shall enter into a pledge agreement in the form of Exhibit B attached hereto (the "Pledge Agreement "). As a condition precedent to the Company's obligations to sell to Executive any Coinvest Shares or Incentive Shares or to grant the Option, Executive must execute and deliver to the Company the Pledge Agreement, the Executive Note and a counterpart signature page of the Investor Rights Agreement, (pursuant to which Executive shall become a party thereto, and thereby shall benefit from the rights and be subject to the obligations of one of the "New Stockholders" thereunder), permit the Company to deliver to Executive all financial and other information regarding the Company it believes necessary to enable Executive to make an informed investment decision and execute and deliver to the Company such customary, written investment representations which the Company requires, including as to the matters set forth on Exhibit C hereto, as of the consummation of such purchase and sale. The Company shall hold each certificate representing Executive Stock until such time as the Executive Stock represented by such certificate is released from the pledge to the Company. Within 30 days after Executive purchases the Incentive Shares from the Company hereunder, Executive shall make an effective election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code and the regulations promulgated thereunder in the form of Exhibit D attached hereto.

   2.  Stock Option.

      (a) Grant. Subject to Section 3 below, upon the closing of the Pending Equity Financing the Company shall grant to Executive an option (the "Option") to purchase that number of shares of Series D Preferred with aggregate initial liquidation preference of $5,000,000 at an exercise price per share equal to the initial liquidation preference of such share. Subject to Section 3 below, the Option will be granted in a form and pursuant to a plan including terms and conditions which are consistent with the form of stock options previously issued by the Company and the terms and conditions included in the Company's existing stock option plan, except as otherwise specifically provided herein. The Option will not be an "incentive stock option" within the meaning of Section 422A of the Code. For the avoidance of doubt, the Company acknowledges that the shares of Series D Preferred that will be issuable upon exercise of the Option will commence to accrue dividends on the date of grant of such Option.

      (b) Exercisable Only to Extent Vested. The Option shall initially not be exercisable and thereafter shall be exercisable only to the extent deemed vested pursuant to Section 6 below.

      (c) Option Term. The Option shall expire at the close of business on, and in no event shall the Option be exercisable in whole or in part at any time after, the tenth anniversary of the date hereof (the "Expiration Date"); provided that the Option shall be subject to earlier expiration as follows:
--------
/[1]/ This amount will be adjusted at the closing of the Pending Equity
      Financing to be equal to 3% of the Company fully-diluted common stock.

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          (i) If Executive's employment with Publishing or any of its
       Affiliates under the control of the Company is terminated for Cause, Executive resigns from Company Employment (other than for Good Reason) at any time prior to December 31, 2004 or Executive breaches any of his obligations under any of Sections 12, 13 and 14 of this Agreement (except any breach which Executive carries the burden of proving is solely of a technical nature, is immaterial and was inadvertent), then the Option shall immediately terminate and Executive shall forfeit all rights with respect to the Option, regardless of whether the Option, or any portion thereof, shall have become vested and/or exercisable prior thereto; and

          (ii) If Publishing terminates Executive's Company Employment without Cause, Executive resigns from Company Employment for Good Reason prior to December 31, 2004, or if Executive's Company Employment ceases as a result of the death or Incapacity of Executive, any portion of the Option that has not vested pursuant to Section 6 below shall expire upon such Termination and the Option shall not be exercisable in respect of such expired portion at any time thereafter.

      (d) Exercise Procedures. The Option shall be exercisable by Executive (or a transferee pursuant to Section 7(h)(i) below), to the extent it has vested, is outstanding and is exercisable in accordance with the terms of this Agreement, at any time and from time to time prior to the Expiration Date (or any earlier date of expiration as provided above) by delivering written notice to the Company and written acknowledgment that Executive has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Executive regarding the Company, together with payment of the Exercise Price in respect of the Option Shares to be purchased in accordance with the provisions of this Agreement and the Option. As a condition to any exercise of the Option, Executive shall permit the Company to deliver to Executive all financial and other information regarding the Company it believes necessary to enable Executive to make an informed investment decision, and Executive shall make all customary investment representations which the Company requires. Executive shall be required, as a condition precedent to Executive's right to exercise the Option, at Executive's expense, to supply the Company with such evidence, agreements and other assurances (including, but not limited to, opinions of counsel satisfactory to the Company) as the Company then may deem necessary or desirable, in form and substance satisfactory to the Company's counsel, in order to establish to the satisfaction of the Company that the sale of securities by reason of such exercise shall be in compliance with applicable law, including the Securities Act. In addition, as a condition to the issuance of Option Shares upon Executive's exercise of the Option, the Company may, in its sole discretion, require that Executive become a party to any stockholder agreement then in effect. Executive shall have no rights as a shareholder with respect to the Option Shares issuable under the Option until and unless all conditions to the Company's obligations to issue such Option Shares have been satisfied.

   3. Adjustment of Incentive Shares and Option. The parties contemplate that the securities to be issued to Executive and the terms of issuance would be adjusted from those set forth above based on the actual terms of the Pending Equity Financing, if different from those described in the preface to this Agreement, so as to provide an opportunity for economic returns which is as favorable to Executive, taken as a whole, as the opportunity with respect to the securities and terms described above. Annex I hereto sets forth a framework that the parties used when discussing the amount and type of securities to be issued to Executive pursuant to these arrangements, and which the parties propose to use in connection with adjusting such securities in such event. Executive understands and acknowledges that neither the Company nor any of its Affiliates has made any representation or warranty to Executive as to the value or liquidity of the securities proposed to be issued to Executive, the future performance or capital structure of the Company, the prospects for consummation of a Sale of Holdings or other liquidity event at any time, whether at the price multiples indicated on such Annex or otherwise, or the reasonableness of any assumption underlying or reflected on such Annex. Rather, the information included in such Annex merely reflects a methodology for assessing possible values of alternative arrangements under varying assumptions, without any assurances as to whether such assumptions will be accurate.

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   4.  Representations and Warranties by Executive.  In connection with the execution and delivery of this Agreement, Executive represents and warrants to the Company that:

      (a) This Agreement constitutes the legal, valid and binding obligation of Executive, enforceable in accordance with its terms, and the execution, delivery and performance of this Agreement by Executive does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, including without limitation the confidentiality agreement referred to in clause (b) following.

      (b) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any person or entity other than the Company or Publishing, except that Executive is party to a confidentiality agreement with ABC, Inc. the performance of which by Executive shall not conflict with, violate or cause a breach of this Agreement or any obligation or duty of Executive to any of the Company and its Affiliates.

      (c) Executive has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein. Executive has obtained advice from persons other than the Company and its counsel regarding the tax effects of the transaction contemplated hereby.

      (d) Executive has reviewed, or has had an opportunity to review, the Investor Rights Agreement.

   5. Further Acknowledgment. Executive acknowledges and agrees that neither the issuance of securities or the Option to him by the Company nor any provision contained herein, therein or in any other agreement or document shall entitle Executive to remain in the employment of Publishing or any of its Affiliates.

B.  VESTING AND REPURCHASE OF EXECUTIVE STOCK

   6. Vesting. The Option and the Incentive Shares shall vest in accordance with the following schedule, if as of each such date Executive is, and has been, continuously since the date hereof Employed by the Company:

                                                 Cumulative Percentage
                                                of Option and Incentive
                         Date                        Shares Vested
                         ----                   -----------------------
        December 31, 2002......................           33.3%
        December 31, 2003......................           66.7%
        December 31, 2004......................          100.0%

If Executive ceases to be Employed by the Company on any date other than a date set forth on the schedule above prior to December 31, 2004, the cumulative percentage of the Option and of the Incentive Shares to become vested shall be determined on a pro rata basis according to the number of days elapsed since the prior date set forth on the schedule above (or, if prior to December 31, 2002, since the date hereof) and any portion of the Option and Incentive Shares that was not vested on such date on which Executive ceased to be Employed by the Company shall be deemed unvested (except as provided in subparagraphs (i) and (ii) below). Notwithstanding the foregoing:

      (i) the unvested portion of the Option and the Incentive shares shall become fully vested upon the consummation of a Sale of the Company if as of such date, Executive is, and since the date hereof has been, continuously Employed by the Company through the date of the consummation of such Sale of the Company,

      (ii) if Publishing terminates Executive's Company Employment without Cause on a date following execution of the definitive agreement providing for a Sale of the Company, Executive has since the date hereof and until such Termination been continuously Employed by the Company, and a Sale of the Company is consummated within 9 months following such Termination and on substantially the terms and

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   with the purchaser(s) set forth in such agreement as in effect prior to such
   Termination, then the unvested portion of the Option and the Incentive
   Shares shall become fully vested upon the consummation of such Sale of the Company; and

      (iii) if Publishing terminates Executive's Company Employment without Cause, Executive ceases to be Employed by the Company on account of his resignation for Good Reason, or Executive ceases to be Employed by the Company as a result of the death or Incapacity of Executive, the portion of the Option or Incentive Shares which would have vested solely on account of the passage of time (and not any vesting which would have occurred upon the happening of any other event) during the 12 month period following such Termination on the pro rata basis described above shall become immediately vested (with any remaining unvested portion of the Option expiring and being forfeited).

   7.  Purchase Option.

      (a) Generally. Upon Termination, the Executive Stock, whether held by Executive or one or more Permitted Transferees, will be subject to pur-chase by the Company and the Investors pursuant to the terms and conditions set forth in this Section 7 (the "Purchase Option").

          (i) Termination Without Cause; Death or Incapacity; Expiration of Term; Resignation for Good Reason. Upon a Termination (A) by Publishing without Cause, (B) resulting from Executive's death or Incapacity, (C) resulting from the expiration of the Employment Period without termination thereof by Publishing or resignation by Executive, or (D) resulting from Executive's resignation for Good Reason, then the Company and the Investors may elect to purchase (x) all or any portion of the Executive Stock which has vested pursuant to Section 6 above (including without limitation all or any portion of the vested and exercisable, but unexercised, portion of the Option, and including as "vested" for such purposes all Coinvest Shares) at a price per share equal to the Fair Market Value of such share (or of such portion of the Option, as applicable) and (y) all or any portion of any other Executive Stock at a price per share equal to the lesser of the Fair Market Value of such share and the Original Cost of such share. For purposes of the foregoing, the Fair Market Value of any portion of the vested and exercisable, but unexercised, portion of the Option shall be deemed equal to the Fair Market Value of any Option Shares which are issuable upon exercise thereof less the aggregate Exercise Price payable to the Company upon such exercise. If Executive is terminated by Publishing without Cause and, during the nine-month period commencing on the Termination Date, the Company consummates either an initial public offering of its common stock pursuant to a registration statement filed under the Securities Act (an "IPO") or a Sale of the Company, then notwithstanding the foregoing, for purposes of this Section 7(a) the "Fair Market Value" of each share of the Company's capital stock shall be deemed equal to the net cash proceeds received by the Company or the Investors in such transaction in respect of each share of capital stock of the Company of such class of capital stock included in the Executive Stock. In such event, if the Company or the Investors consummated a purchase of Executive Stock pursuant to the exercise of rights under this Section 7 prior to the consummation of such IPO or Sale of the Company and the Fair Market Value per share of such capital stock as determined pursuant to the immediately preceding sentence exceeds the price previously paid to Executive for each share of such class of Executive Stock, then each Person who previously so purchased Executive Stock of such class from Executive shall (severally and not jointly) make a payment to Executive in an amount equal to (1) the amount of such excess, multiplied by (2) the number of shares of Executive Stock previously purchased by such Person from Executive.

          (ii) Termination With Cause; Resignation Other Than For Good
       Reason. Upon a Termination with Cause or a resignation by Executive other than for Good Reason on or prior to December 31, 2004, then the Company and the Investors may elect to purchase (A) all or any portion of the Executive Stock which constitutes Coinvest Shares at a price per share equal to the Fair Market Value thereof, and (B) all or any portion of the Executive Stock which does not constitute Coinvest Shares at a price per share equal to the lesser of the Original Cost thereof and the Fair Market Value thereof.

      (b) Purchase Procedures. After a Termination, the Company may elect to exercise the right to purchase Executive Stock (in the amounts and for the prices set forth in Section 7(a)) pursuant to the

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   Purchase Option by delivering written notice (the "Purchase Notice ") to the holder or holders of Executive Stock at any time prior to the date which is six months after the Termination Date. The Purchase Notice will set forth the number of -shares of each class and type of Executive Stock to be acquired from such holder(s), the aggre-gate consid-eration to be paid for such shares of Executive Stock and the time and place for the closing of the transaction. If any shares of Executive Stock are held by Permitted Transferees, the Company shall purchase the shares each class and type of Executive Stock elected to be purchased from such holder(s) of Executive Stock pro rata according to the number of shares of such class and type of Executive Stock held by such holder(s) at the time of delivery of such Purchase Notice (determined as nearly as practicable to the nearest share).

      (c) Rights of the Investors.

          (i) If for any reason the Company does not elect to purchase all of the Executive Stock pursuant to the Purchase Option, the Investors will be entitled to exercise the Purchase Option, in the manner set forth in this Section 7, for all or any portion of the shares of Executive Stock which the Company has not elected to purchase (the "Available Shares"). As soon as practicable after the Company determines that there will be any Available Shares, but in any event upon the earlier of (A) the delivery of the Purchase Notice and (B) the next business day following the expiration of the period during which the Company may exercise its right to purchase the applicable shares of Executive Stock, the Company will deliver written notice (the "Option Notice") to the Investors, setting forth the number of each class and type of Avail-able Shares and the price for each Available Share. Investors holding a majority of the shares of Common Stock held by the Investors, including shares of Common Stock issuable upon exercise or conversion of capital stock, warrants or other rights held by Investors, may waive all or any rights of the Investors pursuant to this Agreement, provided that no such waiver shall be effective unless in writing.

          (ii) The Investors will be permitted to purchase all or any portion of the Available Shares by delivering written notice (an "Election Notice") to the Company within 30 days after receipt of the Option Notice from the Company (such 30-day period being referred to herein as the "Investor Election Period "); provided that if more than one Investor elects to purchase any or all Available Shares of any type or class and the number of Available Shares of such type or class is less than the aggregate number of Available Shares of such type or class elected to be purchased by such electing Investors, each Investor shall be entitled to purchase the lesser of (i) the number of shares of such type or class such Investor has elected to purchase as indicated in the Election Notice or (ii) the number of shares of such type or class obtained by multiplying the number of shares specified in the Option Notice by a fraction, the numerator of which is the number of shares of Common Stock (on a fully-diluted basis) held by such Investor and the denominator of which is the aggregate number of shares of Common Stock (on a fully-diluted basis) held by all electing Investors. If any Available Shares of such type or class requested to be purchased by the electing Investors have been so allocated or no Available Shares of such type or class are available for purchase.

      (d) Supplemental Purchase Notice. As soon as practicable but in any event within five business days after the expiration of the Investor Election Period, the Company will, if necessary, notify the holder(s) of Executive Stock as to the number of shares of Executive Stock being purchased from such holder(s) by the Investors (the "Supplemental Purchase Notice"). At the time the Company delivers a Supplemental Purchase Notice to the holder(s) of Executive Stock, the Company will also deliver to the Investors written notice setting forth the number of shares of Executive Stock the Company and the Investors will acquire, the aggregate purchase price to be paid and the time and place of the closing of the transaction.

      (e) Closing. The closing of the transactions contem-plated by this
   Section 7 will take place on the date desig-nated by the Company in the Purchase Notice or the Supplemental Purchase Notice, as the case may be, which date will not be more than 60 days after the delivery of the later of such notices, as the case may be. The Company and/or the Investors, as the case may be, will pay for the shares of Executive Stock to be purchased pursuant to the Purchase Option by delivery of, (i) in the case of the Company, (A) a check

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   payable to the holder(s) of such -shares of Executive Stock, (B) by offsetting any amounts owed by Executive to Company under any bona fide indebtedness of Executive to the Company or its Affiliates against the price for such shares of Executive Stock or (C) any combination of (A) and (B) in the aggregate amount of the purchase price for such shares of Executive Stock, (ii) in the case of the Investors, a check payable to the holder(s) of such shares of Executive Stock, or (iii) in any such case, as the holder(s) of such shares of Executive Stock and the purchaser(s) thereof may otherwise agree. The Company and the Investors, as the case may be, will receive customary repre-sentations and warranties from each seller of Executive Stock regarding the sale of the Executive Stock, including but not limited to the repre-sentation that such seller has good and marketable title to the shares of Executive Stock to be transferred, free and clear of all liens, claims and other encumbrances. Any Investor purchasing shares of Executive Stock pursuant to this Section 7 shall at such time acknowledge its obligations pursuant to the last sentence of Section 7(a)(i) above.

      (f) Restrictions on Repurchase. Notwithstand-ing anything to the contrary contained in this Agreement, all repurchases of Executive Stock by the Company shall be subject to applicable restrictions contained in the Delaware General Corporation Law and in the Company's and its Subsidiaries' debt and equity financing agreements. If any such restrictions prohibit the repurchase of Executive Stock hereunder which the Company is otherwise entitled to make, the time periods in this Section 7 applicable to repurchases by the Company, or purchases by the Investors, of Executive
   Stock (other than repurchases of Incentive Shares, as to which the time periods set forth in the Section 7 shall not be suspended or extended) shall be suspended and shall resume at such time as the Company is permitted to do so under such restrictions, so that the Company and the Investors may make such repurchases and purchases of Executive Stock (other than repurchases of Incentive Shares) during the balance of such period following such time as the Company becomes permitted to make such purchases under such restrictions.

      (g) Termination of Purchase Right. The right of the Company and the Investors to purchase shares of Executive Stock pursuant to this Section 7 shall terminate upon the earlier of (i) a Sale of the Company, or (ii) if Executive remains Employed by the Company continuously from the date hereof through the fifth anniversary of the date hereof, upon such fifth anniversary (unless Publishing terminates Executive's employment for Cause thereafter).

      (h) Additional Restrictions on Transfer.

      (i) Until the fifth anniversary of the date hereof, Executive shall not Transfer any Executive Stock except (A) to a Permitted Transferee in compliance with the provisions of Section 2D of the Investor Rights Agreement (other than clause (i) thereof), (B) the sale of Executive Stock pro rata with WS, based on holdings of Common Stock on a fully-diluted basis, in a registered public offering effected pursuant to Section 9 or
   Section 10 of the Investor Rights Agreement, (C) sales of Executive Stock pursuant to Section 2C of the Investor Rights Agreement, or (D) if, at any time after the Company consummates a public offering of Common Stock which is registered under the Securities Act and thereafter WS sells shares of Common Stock pursuant to Rule 144 promulgated under the Securities Act, then at any time thereafter Executive may sell up to the number of shares of Common Stock equal to (x) the product of (i) the number of shares of Common Stock then held by Executive and constituting Executive Stock, multiplied by
   (ii) a fraction, the numerator of which is the aggregate number of shares of Common Stock sold by WS pursuant to Rule 144 and the denominator of which is the aggregate, maximum number of shares of Common Stock held by WS, calculated on a fully-diluted basis (e.g., including shares issuable upon conversion of shares of stock held by WS) at any time after the date hereof, minus (y) the aggregate number of shares of Common Stock sold by Executive at or prior to such time pursuant to Rule 144. The restrictions set forth in this Section 7(h)(i) shall terminate upon the consummation of a Sale of the Company. Notwithstanding anything in this Agreement to the contrary, Executive shall not Transfer any interest in the Option except pursuant to applicable laws of descent and distribution.

          (ii) All Executive Stock is subject to the additional restrictions on Transfer set forth in the Investor Rights Agreement.

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          (iii) In addition to any other legend required pursuant to the
       Investor Rights Agreement or otherwise, any certificates representing the Executive Stock shall bear the following legend:

      "THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON
                , 200_, HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR UNDER ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION THEREUNDER. THE SECURITIES REPRESENTED BY THIS CERTIF-ICATE ARE ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER, CERTAIN PURCHASE OPTIONS AND CERTAIN OTHER AGREEMENTS SET FORTH IN AN EXECUTIVE AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER HEREOF DATED AS OF OCTOBER 1, 2001, A COPY OF WHICH MAY BE OBTAINED BY THE HOLDER HEREOF AT THE COMPANY'S PRINCIPAL PLACE OF BUSINESS WITHOUT CHARGE."

          (iv) Opinion of Counsel. Executive may not sell, transfer or dispose of any Executive Stock (except pursuant to an effective registration statement under the Securities Act) without first delivering to the Company an opinion of counsel reasonably acceptable in form and substance to the Company that registration under the Securities Act or any applicable state securities law is not required in connection with such transfer.

C.  EMPLOYMENT PROVISIONS

   8. Employment. Publishing shall employ Executive, and Executive hereby accepts employment with Publishing, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 11 hereof (the "Employment Period").

   9.  Position and Duties.

      (a) During the Employment Period, Executive shall serve as the Chairman, Chief Executive Officer and President of Publishing and shall have the normal duties, responsibilities and authority implied by such positions. Executive shall hold similar positions with the Company and Ziff Davis Media Inc. ("Media") as well as any entity controlled by the Company which the Board determines to be a key affiliate, and Executive shall have the right to serve in the same position with respect to all other Affiliates controlled by the Company except to the extent (i) Executive votes as a director or otherwise approves the election of another person to any such position, or (ii) applicable law precludes Executives from holding such position in a foreign entity, provided that Executive shall not be entitled to any additional compensation for serving in such positions. So long as Executive remains employed in each of such positions with Publishing, the Company, Media and each of such key Affiliates, Executive shall be deemed to be "Employed by the Company" for purposes hereof, and if Executive ceases for any reason to be employed in any of such positions with any of such entities, Executive will be deemed to be no longer "Employed by the Company", and his "Company Employment" shall be deemed to have ceased or terminated. For the avoidance of doubt, Executive will be deemed to have resigned from "Company Employment " if Executive resigns from any of such positions with Publishing, the Company, Media or any of such key Affiliates.

      (b) Executive shall report directly to the Board of the Company and shall devote his best efforts and substantially all of his business time and attention (except for vacation periods contemplated hereby, periods of illness or other incapacity, reasonable time spent with respect to civic and charitable activities, service on the boards of directors of other companies as approved by the Board of the Company and time devoted to matters for WS or portfolio companies thereof, provided that none of such activities shall interfere with Executive's duties to Publishing, and other permitted absences, if any, for which senior executive employees of Publishing are generally eligible from time to time under Publishing's policies) to the business and affairs of Publishing and its Affiliates. Executive shall perform Executive's duties and responsibilities to the best of Executive's abilities in a diligent, trustworthy, businesslike and efficient manner.

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

      (c) Promptly after commencement of the Employment Term, Executive shall be elected a member of the Board the Company, so that the Board shall then be comprised of Executive and its four existing directors. Upon commencement of employment of a new CFO identified by Executive and acceptable to the Board, at Executive's request, such CFO shall be elected to serve on the Company's Board. The Board will be expanded to include at least two, and up to four, independent directors (though subject to removal by Company stockholders).

   10.  Base Salary; Benefits and Bonuses.

      (a) During the Employment Period, Executive's base salary shall be $1,000,000 per annum, subject to an annual cost of living increase at the beginning of each calendar year beginning January 1, 2003 at a rate equal to the increase in the Consumer Price Index--All Urban Consumers for the New York area during the prior year (but subject to a minimum annual increase of 2%), or such higher rate as the Board of the Company may designate from time to time (the "Base Salary"), which salary shall be payable by Publishing in regular installments in accordance with Publishing's general payroll practices and shall be subject to customary withholding.

      (b) In addition to the Base Salary, during the Employment Period Executive shall be eligible to receive an annual bonus (the "Bonus") as follows: (i) $250,000 will be payable in the first regular pay period of Publishing in calendar year 2002 if Executive remains Employed by the Company through December 31, 2001; (ii) with regard to each of calendar years 2002, 2003 and 2004, Executive shall have the opportunity to earn an annual target Bonus of up to $1,000,000, so long as Executive remains Employed by the Company through December 31 of the applicable calendar year and based upon the achievement of performance targets for the applicable calendar year agreed upon by Executive and the Board of the Company, which targets will include both quantitative and qualitative objectives, provided that Executive's Bonus in respect of calendar year 2002 will not be less then $500,000 (so long as Executive remains Employed by the Company through December 31, 2002); and (iii) Executive shall be entitled to an additional Bonus of $1,000,000 so long as Executive remains Employed by the Company through December 31, 2004 and the Company generates consolidated EBITDA for the twelve month period ended December 31, 2004 of at least $125,000,000. Any such Bonus, if determined by the Board of the Company in good faith to be payable, shall be payable within 90 days following the end of each calendar year during the Employment Period, consistent with Publishing's policies.

      (c) During the Employment Period, (i) Executive shall be entitled to participate in all of Publishing's employee benefit plans and programs for which senior executive employees of Publishing are generally eligible, which shall include, but shall not be limited to, health insurance, dental insurance, life insurance, disability insurance and participation in Publishing's 401(k) plan, (ii) Executive shall be eligible for four
   (4) weeks of paid vacation in accordance with the policies of Publishing, and (iii) Publishing shall reimburse Executive for the reasonable, current portion of premiums paid by Executive for up to $2 million of term life insurance for Executive. Executive's right to participate in any employee benefit plans or programs of Publishing shall be subject to Publishing's right to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs. The short-term disability insurance coverage referred to in clause
   (i) foregoing will be effective at commencement of employment, and the family medical insurance coverage referred to in clause (i) foregoing provided in respect of a mentally or physically incapacitated child will not by its terms end on account of the aging of the child (subject to the conditions described in the letter dated September 21, 2001 from UnitedHealthcare to the Benefits Director, Ziff Davis Media, a copy of which has been previously given to Executive). In addition, Publishing will use its reasonable best efforts to obtain for Executive during the Employment Period long-term disability coverage of $40,000 per month, provided that Executive will pay all premium for such coverage to the extent in excess of the amount of premium otherwise payable by Publishing for long-term disability coverage pursuant to clause (i) foregoing.

      (d) Publishing shall reimburse Executive for all reasonable business expenses incurred by Executive in the course of performing Executive's duties under this Agreement which are consistent with Publishing's policies in effect from time to time for senior executive employees of Publishing with respect to travel, entertainment and other business expenses, subject to Publishing's requirements with respect to reporting and documentation of such expenses. In addition, Publishing will provide Executive an annual allowance of $100,000, paid in monthly installments, to be used in Executive's discretion on a nonaccountable basis for reimbursement of expenses incurred by Executive such as the cost of an automobile, driver, club dues and other such costs on an as-needed basis, other than expenses eligible for reimbursement under Publishing's existing policies. Unless otherwise approved by the Board of the Company, all payments under this allowance will be treated as compensation for purposes of applicable tax laws and consequently will be subject to withholding. Publishing will pay the reasonable fees of legal counsel incurred by Executive in connection with the negotiation of this Agreement.

   11.  Term; Termination; Severance.

      (a) The Employment Period shall commence on October 1, 2001 and shall terminate on December 31, 2004; provided that (i) the Employment Period shall terminate prior to such date upon Executive's death or Incapacity;
   (ii) the Employment Period may be terminated by Publishing at any time prior to such date with Cause or without Cause; and (iii) the Employment Period may be terminated by Executive at any time for Good Reason or other than for Good Reason.

      (b) Upon any Termination, Executive shall be entitled to receive Executive's Base Salary earned through the Termination Date, prorated on a daily basis together with all accrued but unpaid vacation time earned by Executive during the calendar year in which such Termination occurs and any Bonus in respect of a prior, completed calendar year which is then due and owing and has not been paid. Except as set forth in Section 11(d), Executive shall not be entitled to receive Executive's Base Salary or any bonuses or other benefits from Publishing for any period after the Termination Date.

      (c) In the event Executive's employment is terminated by Publishing with Cause, upon a resignation by Executive from Company Employment other than for Good Reason, or upon Executive's death or Incapacity, or upon any Termination on or after December 31, 2004, Publishing shall have no obligation to make any severance or other similar payment to or on behalf of Executive.

      (d) In the event that Executive's employment is terminated by Publishing without Cause or upon a resignation by Executive from Company Employment for Good Reason (in either case prior to December 31, 2004), following such Termination and upon execution and delivery by Executive within 30 days after the Termination Date of a general release in favor of the Company and its Affiliates, in form and substance satisfactory to Publishing, Publishing shall pay Executive his annual Base Salary (as in effect on the Termination
   Date) and provide Executive health insurance benefits through the Severance Termination Date, and pay to Executive, in the manner described in this paragraph, a bonus payment calculated in accordance with the next two following sentences (the "Termination Bonus Amount"). Such bonus payment would be (i) if Executive is so terminated during calendar year 2001, the amount equal to $250,000 multiplied by a fraction, the numerator of which is the number of days elapsed in the Employment Period prior to such termination and the denominator of which is the number of days from commencement of the Employment Period through December 31, 2001, (ii) if Executive is so terminated during calendar year 2002, the amount equal to $500,000 multiplied by a fraction, the numerator of which is the number of days elapsed in 2002 prior to such Termination and the denominator of which is 365 (but in no event less than $125,000), and (iii) for each of the calendar years 2003 and 2004, 50% of the amount of bonus, if any, paid by Publishing to Executive as required by this Agreement in respect of the immediately prior calendar year. In addition, if Executive's employment by Publishing is terminated during calendar year 2004 by Publishing without Cause, by Executive with Good Reason or on account of Executive's death or Incapacity during such calendar year, and the Company generates consolidated EBITDA for the twelve month period ended December 31, 2004 of at least $125,000,000, the Termination Bonus Amount shall also include a $1,000,000 payment, which payment shall be deemed in lieu of the amount to which Executive would have been entitled pursuant to Section 10(b)(iii) above had he remained Employed by the Company through December 31, 2004. Each severance payment hereunder shall be payable in accordance with Publishing's normal payroll procedures and cycles and shall be subject to withholding of applicable taxes and governmental charges in accordance with federal and state law. Such severance payments shall not be subject to reduction for any income earned by Executive from other sources after Termination (and, consequently, Executive shall have no duty to mitigate Publishing's severance obligations). For purposes hereof, "Severance Termination Date" means the earlier of the date which is one year and six months after the Termination Date or, so long as a Sale of the Company has not occurred prior to the Termination Date, December 31, 2004; provided that in no event will the Severance Termination Date be earlier than the first anniversary of the Termination Date. The Termination Bonus Amount shall be payable in equal monthly increments over the period from the date of determination thereof through the Severance Termination Date, and shall be paid contemporaneously with payment of Base Salary during such period. After payment of the severance amounts described in this Section 11(d), Publishing shall have no obligation to make any further severance or other payment or provide any other benefit to or on behalf of Executive. Notwithstanding the foregoing, in the event that Executive shall breach any of Executive's obligations under any of Sections 13, 14 and 15 of this Agreement (except any breach which Executive carries the burden of proving is solely of a technical nature, is immaterial and was inadvertent), then, in addition to any other rights that Publishing or the Company may have under this Agreement or otherwise, Publishing shall be relieved from and shall have no further obligation to pay Executive any amounts to which Executive would otherwise be entitled pursuant to this Section 11.

D.  ADDITIONAL AGREEMENTS

   12. Confidential Information. Executive acknowledges that by reason of Executive's duties to and association with Publishing and its Affiliates, Executive will have access to and will become informed of Confidential Information (as defined in Section 14 below) which is a competitive asset of Publishing and/or its Affiliates. Executive agrees to keep in strict confidence and not, directly or indirectly, make known, disclose, furnish, make available or use, any Confidential Information, except for use in Executive's regular authorized duties on behalf of Publishing and its Affiliates. Executive acknowledges that all documents and other property including or reflecting Confidential Information furnished to Executive by Publishing or any of its Affiliates or otherwise acquired or developed by Publishing or any of its Affiliates or Executive or known by Executive shall at all times be the property of Publishing and its Affiliates. Executive shall take all necessary and appropriate steps to safeguard Confidential Information and protect it against disclosure, misappropriation, misuse, loss and theft. Executive shall deliver to Publishing at the termination of the Employment Period, or at any other time Publishing may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) relating to the Confidential Information, Work Product (as defined in Section 14 below) or the business of Publishing or any of its Affiliates which Executive may then possess or have under Executive's control.

   13.  Inventions and Patents.

      (a) Executive acknowledges that all Work Product (as defined in Section 14 below) is the exclusive property of Publishing. Executive hereby assigns all right, title and interest in and to all Work Product to Publishing. Any copyrightable works that fall within the Work Product will be deemed "works made for hire" under Section 201(b) of the 1976 Copyright Act, and Publishing shall own all of the rights comprised in the copyright therein; provided, however, that to the extent such works may not, by operation of law, constitute "works made for hire," Executive hereby assigns to Publishing all right, title and interest therein.

      (b) Executive shall promptly and fully disclose all Work Product to Publishing and shall cooperate and perform all actions reasonably requested by Publishing (whether during or after the Employment Period) to establish, confirm and protect Publishing's right, title and interest in such Work Product. Without limiting the generality of the foregoing, Executive agrees to assist Publishing, at Publishing's expense, to secure Publishing's rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which Publishing shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to Publishing the sole and exclusive right, title and interest in and to such Work Product. If Publishing is unable because of Executive's mental or physical incapacity or for any other reason (including Executive's refusal to do so after request therefor is made by Publishing) to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to Publishing pursuant to paragraph 12(a) above, then Executive hereby irrevocably designates and appoints Publishing and its duly authorized officers and agents as Executive's agent and attorney-in-fact to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to Publishing.

   14.  Non-Compete, Non-Solicitation.

      (a) In further consideration of the compensation to be paid to Executive hereunder, the Executive Stock to be made available for Executive's purchase and the grant of the Option, Executive acknowledges that in the course of Executive's employment with Publishing and its Affiliates, Executive will during the Employment Period, become familiar with Publishing's and its Affiliates' (and their predecessors') trade secrets, business plans and business strategies and with other Confidential Information concerning Publishing and its Affiliates and that Executive's services have been and shall be of special, unique and extraordinary value to Publishing and its Affiliates. Therefore, Executive agrees that, during the Employment Period and for one (1) year thereafter (such period, the "Noncompete Period "), Executive shall not directly or indirectly own any interest in, manage, control, partici-pate in (whether as an officer, director, employee, partner, agent, representative or otherwise), consult with, render services for, or in any other manner engage in, any of the businesses (i) of International Data Group, Inc., CMP Media, Inc. (a subsidiary of United News & Media PLC), or CNET Networks, Inc. (the "Restricted Persons "), (ii) of any successor, assignee, partner, joint venture or collaboration partner, subsidiary, division or Affiliate of any of the Restricted Persons, or (iii) in which any of the Restricted Persons owns an interest or participates, which any of the Restricted Persons manages or controls (whether as an officer, director, employee, partner, agent, representative or otherwise), or with which any of the Restricted Persons consults or to which any of the Restricted Persons otherwise provides management or financial support. Nothing herein shall prohibit Executive from being an owner, indirectly through a mutual fund or other similar pooled investment vehicle, of a passive investment in the stock of a corporation which is publicly traded, so long as Executive has no other participation in the business of any such corporation.

      (b) During the Employment Period and for one (1) year thereafter, Executive shall not directly or indirectly through another Person (i) induce or attempt to induce any employee of Publishing or any Affiliate to leave the employ of Publishing or such Affiliate, or in any way interfere with the relationship between Publishing or any Affiliate and any employee thereof,
   (ii) hire any person who was an employee of Publishing or any Affiliate at any time during the one year period prior to the termination of the Employment Period, (iii) call on, solicit or service any customer, supplier, licensee, licensor, franchisee or other business relation of Publishing or any Affiliate in order to induce or attempt to induce such Person to cease or reduce doing business with Publishing or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Publishing or any Affiliate, including, without limitation, making any negative statements or communications about Publishing or its Affiliates, or (iv) directly or indirectly acquire or attempt to acquire any business in the United States of America to which Publishing or any of its Affiliates has made an acquisition proposal prior to the Termination Date relating to the possible acquisition of such business (an "Acquisition Target ") by Publishing or any of its Affiliates, or take any action to induce or attempt to induce any Acquisition Target to consummate any acquisition, investment or other similar transaction with any Person other than Publishing or any of its Affiliates.

   15. Enforcement. If, at the time of enforcement of any of Sections 12, 13 and 14 of this Agreement, a court shall hold that the duration, scope, or area restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. Because Executive's services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that money damages would not be an adequate remedy for any breach of this Agreement. Therefore, in the event a breach or threatened breach of this Agreement, Publishing or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdic-tion for specific perform-ance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). In addition, in the event of an alleged breach or violation by Executive of Section 14, the period set forth in such Section shall be tolled until such breach or violation has been duly cured. Executive agrees that the restrictions contained in Section 14 are reason-able and that Executive has received consideration in exchange therefor.

   16.  Definitions.

      "Affiliate " of a Person means any other person, entity or investment fund controlling, controlled by or under common control with the Person and, in the case of a Person which is a partnership, any partner of the Person.

      "Board " means the board of directors of the specified Person.

      "Cause " means (i) the commission of a felony or a crime involving moral turpitude, (ii) the commission of any other act or omission involving dishonesty, disloyalty or fraud with respect to the Company, any of its Subsidiaries or any of their advertisers or other customers or suppliers or any intentional act materially adversely affecting the reputation or standing of any of the Company and it Subsidiaries, (iii) substantial failure to perform duties as reasonably directed by the Board of the Company which failure, if curable, is not cured within 15 days after notice thereof to Executive, (iv) willful or reckless misconduct or, if curable, gross negligence which is not cured within 15 days after written notice thereof to Executive, with respect to the Company or any of its Subsidiaries, or (v) any other material breach of this Agreement or company policy established by the Board of the Company, which breach, if curable is not cured within 15 days after written notice thereof to Executive.

      "Certificate of Incorporation " means the Company's certificate of incorporation in effect at the time as of which any determination is being made.

      "Code " means the Internal Revenue Code of 1986, as amended, and any reference to any particular Code section shall be interpreted to include any revision of or successor to that section regardless of how numbered or classified.

      "Confidential Information " means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive's relationship with the Company or any of its Affiliates prior to the date hereof or during the Employment Period and that relates to the business, products, services, financing, research or development of the Company or any of its Affiliates or their respective suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company's or any of its Affiliates' suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how,

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

   compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) Acquisition Targets and potential acquisition candidates. Confidential Information shall not include information that Executive can demonstrate: (a) is or becomes publicly known through no wrongful act or breach of obligation of confidentiality; (b) was rightfully received by Executive from a third party (other than ZD, Inc. or any of its successors or Affiliates) without a breach of any obligation of confidentiality by such third party; (c) was known to Executive prior to his employment with Publishing and its Affiliates, or (d) is required to be disclosed pursuant to any applicable law or court order; provided, however, that Executive provides Publishing with prior written notice of the requirement for disclosure that details the Confidential Information to be disclosed and cooperates with Publishing to preserve the confidentiality of such information to the extent possible.

   "EBITDA " for any year means the consolidated net income of the Company and its Subsidiaries for such year plus, to the extent deducted in determining such net income, interest expense, provisions for taxes, depreciation and amortization, calculated before extraordinary gains and losses, treating as an expense all bonuses contemplated hereby (other than the bonus payable pursuant to Section 10(b)(iii) above) or under similar arrangements (whether paid in cash or otherwise payable) with other employees of the Company and its Subsidiaries, and without reduction for any charge in respect of the Option, and calculated in accordance with generally accepted accounting principles and determined from the Company's audited annual financial statements for such year.

   "Executive Stock " means, collectively, the Coinvest Shares, the Incentive Shares, the Option Shares (including any Unexercised Option Shares) and any other Stock or equity securities hereafter acquired or acquirable by Executive. Such Stock shall continue to be Executive Stock in the hands of any holder (except for the Company, the Investors and transferees in a Public Sale consummated in accordance with this Agreement and the Investor Rights Agreement), and except as otherwise provided herein, each such other holder of Executive Stock shall succeed to all rights and obligations attributable to Executive as a holder of Executive Stock hereunder. Executive Stock shall include both vested and unvested Executive Stock and shall include interests in the Company issued with respect to Executive Stock including, without limitation, by way of any recapitalization.

   "Exercise Price " means with respect to an Option Share, the amount payable by Executive to the Company in connection with the exercise of the Option to purchase such Option Share.

      "Fair Market Value " shall mean:

          (a) with respect to each share of Executive Stock which is listed on any stock exchange or quoted in the NASDAQ System or the over-the-counter market, the average of the closing prices of the sale of any such share on all stock exchanges on which such security may at the time be listed, or, if there have been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which the Fair Market Value is being determined and the 20 consecutive business days prior to such day; and

          (b) with respect to each share of Executive Stock which is not, as of the date of determination, listed on any stock exchange or quoted in the NASDAQ System or the over-the-counter market, the Fair Market Value thereof shall be the amount which each such share of Executive Stock would receive upon a liquidating distribution, in accordance with the Certificate of Incorporation, of the proceeds of a sale of the Company and its Subsidiaries as a going concern at market value as determined in good faith mutually by the Board of the Company and Executive and in accordance with the Certificate of Incorporation and determined as of the Termination Date; provided that if the parties cannot agree on Fair Market Value within 30 days after the delivery of the earlier of the Purchase Notice or the Supplemental Purchase Notice, the Fair Market Value will be decided by a mutually acceptable independent investment bank and if the parties are unable to agree on such an investment bank, one shall be chosen by lot from four nationally recognized investment banks, two of which shall be designated by the Company and two of which shall be designated by Executive. The determination of the investment bank pursuant hereto will be final and binding and the fees and expenses of such investment bank shall be shared equally by the Company and Executive. Any determination of Fair Market Value of any Share of Executive Stock shall take into account, in the event of any resignation by Executive other than for Good Reason, any diminution in the value of the Company as a result of the loss of Executive's services to the Company and its Affiliates.

          "Good Reason " means the occurrence, without Executive's consent, of any of the following: (a) unless corrected within 15 days after written notice by Executive to the Board of the Company of objection thereto, the assignment to Executive of any significant duties materially inconsistent with Executive's status as a Chairman, Chief Executive Officer and President of the Company (and its controlled Affiliates other than foreign entities where prohibited by applicable law and except to the extent Executive has voted as a director or otherwise approved the election of another person to any such position) or a diminution of Executive's title(s), or a substantial adverse alteration in the nature or status of Executive's responsibilities; (b) a reduction in Executive's annual Base Salary as contemplated hereby, except for across-the-board salary reductions similarly affecting all senior executives of Publishing if approved by majority vote of the Board of the Company including the affirmative vote of Executive in his capacity as a member of the Board of the Company; or (c) the Board of the Company requires Executive to relocate from the New York metropolitan area.

   "Incapacity" means the disability of Executive caused by any physical or mental injury, illness or incapacity as a result of which Executive is unable to effectively perform the essential functions of Executive's duties as determined by the Board of the Company in good faith, for a period of 90 consecutive days or a period of 120 days during any 180-day period.

   "Independent Third Party" means any Person who, immediately prior to the contemplated transaction, does not own in excess of 5% of the Company' Common Stock on a fully diluted basis (a "5% Owner "), who is not controlling, controlled by or under common control with any such 5% Owner and who is not the spouse or descendent (by birth or adoption) of any such 5% Owner or a trust for the benefit of such 5% Owner and/or such other Persons.

   "Investors" has the meaning given such term in the Investor Rights Agreement.

   "Investor Rights Agreement" means that certain Investor Rights Agreement, dated as of April 5, 2000 by and among the Company and the Company's stockholders, as such agreement may be amended from time to time in accordance with its terms.

   "Option Shares" shall mean (a) all shares of capital stock of the Company issued or issuable upon the exercise of the Option and (b) all shares of capital stock of the Company issued with respect to the capital stock referred to in clause (a) above by way of a stock dividend or stock split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting such capital stock. Option Shares shall continue to be Option Shares in the hands of any holder other then Executive (except for the Company, the Investors and transferees in a Public Sale consummated in accordance with this Agreement and the Investor Rights Agreement), and each such transferee thereof shall succeed to the rights and obligations of a holder of Option Shares hereunder.

   "Original Cost " of any share of Executive Stock means the price paid by Executive for such share of Executive Stock.

   "Permitted Transferee" means any permitted transferee of Stock pursuant to a transfer in accordance with Section 2D of the Investor Rights Agreement.

   "Person" means an individual or a corporation, partner-ship, limited liability company, trust, unincorporated organization, association or other entity.

   "Public Sale" means any sale of Stockholder Shares to the public pursuant to an offering registered under the Securities Act or to the public through a broker, dealer or market maker pursuant to the provisions of Rule 144 adopted under the Securities Act.

   "Sale of the Company" means the sale of the Company to an Independent Third Party or group of Independent Third Parties pursuant to which such party or parties acquire (i) ownership or voting rights to capital stock of the Company possessing the voting power to elect a majority of the Board of the Company (whether by merger, consolidation or sale or transfer of the Company's capital stock) or (ii) all or substantially all of the assets of the Company determined on a consolidated basis.

   "Securities Act " means the Securities Act of 1933, as amended from time to time.

   "Stockholder Shares" has the meaning given such term in the Investor Rights Agreement.

   "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, associa-tion or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combina-tion thereof, or (ii) if a limited liability company, partnership, association or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, part-nership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity. For purposes hereof, references to a "Subsidiary" of the Company shall be given effect only at such times that the Company has one or more Subsidiaries, and, unless otherwise indicated, the term "Subsidiary" refers to a Subsidiary of the Company.

   "Termination" means such time as of which Executive ceases to be Employed by the Company, for any reason, whether on account of termination by Publishing, resignation by Executive, Executive's death or Incapacity or otherwise.

   "Termination Date" means the date on which Termination occurs.

   "Transfer" has the meaning given such term in the Investor Rights Agreement.

   "Work Product" means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice or comprising Confidential Information) and any copyrightable work, trade mark, trade secret or other intellectual property rights (whether or not comprising Confidential Information) and any other form of Confidential Information, any of which relate to Publishing's or any of its Affiliates' actual or anticipated business, research and development or existing or future products or services and which were or are conceived, reduced to practice, contributed to, developed, made or acquired by Executive (whether alone or jointly with others) while employed (both before and after the date hereof) by Publishing (or its successors or assigns) and its Affiliates.

   "WS" has the meaning given such term in the Investor Rights Agreement.

   17. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipients at the address indicated below:

   If to Executive:           Robert F. Callahan
                              1 Apawamis Road
                              Rye, NY 10580

   with a copy to:            Franklin, Weinrib, Rudell & Vassallo, P.C.
                              488 Madison Avenue
                              New York, NY 10022
                              Attn: Michael J. Rudell
                                    Daniel M. Wasser

   If to the Company:         Ziff Davis Holdings, Inc.
                              28 E. 28th Street
                              New York, NY 10016
                              Attention: Chief Executive Officer

   with a copy to:            Ziff Davis Holdings, Inc.
                              28 E. 28th Street
                              New York, NY 10016
                              Attention: General Counsel

   and                        Willis, Stein & Partners Management III, L.L.C.
                              227 West Monroe Street, Suite 4300
                              Chicago, IL 60606
                              Attn: Avy H. Stein
                                    Daniel H. Blumenthal

   and                        Kirkland & Ellis
                              200 East Randolph Drive
                              Chicago, IL 60601
                              Attn: John A. Weissenbach
                                    David A. Breach

   If to WS or the Investors: Willis, Stein & Partners Management III, L.L.C.
                              227 West Monroe Street, Suite 4300
                              Chicago, IL 60606
                              Attn: Avy H. Stein
                                    David H. Blumenthal

   with a copy to             Kirkland & Ellis
                              200 East Randolph Drive
                              Chicago, IL 60601
                              Attn: John A. Weissenbach
                                    David A. Breach

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given five days after deposit in the U.S. mail, if mailed, or otherwise when so delivered or sent otherwise.

   18.  General Provisions.

      (a) Transfers in Violation of Agreement. Any Transfer or attempted Transfer of any Stock or the Option in violation of any provision of this Agreement shall be void, and the Company shall not record such Transfer on its books or treat any purported transferee of such Stock or such Option as the owner of such Stock or such Option for any purpose.

      (b) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

      (c) Complete Agreement. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, that Summary of Terms
   dated September       , 2001 between the Company and Executive, which is
   hereby terminated).

      (d) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

      (e) Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, Publishing the Investors and their respective successors and assigns; provided that the rights and obliga-tions of Executive under this Agreement shall not be assignable except in connection with a permitted transfer of Stock hereunder.

      (f) Governing Law. The corporate law of the State of Delaware will govern all issues concerning the relative rights of the Company and its stockholders. All other issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

      (g) Remedies. Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including reasonable attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

      (h) Survival. The provisions set forth in Section 4, Section 7 and Sections 12 through 18 shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

      (i) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company, Publishing, Executive and WSP III.

      (j) Third-Party Beneficiaries. The parties hereto acknowledge and agree that the Investors are third party beneficiaries of this Agreement. This Agreement will inure to the benefit of and be enforceable by the Investors and their respective successors and assigns, subject to amendment or waiver as provided in subparagraph (i) foregoing.

                            *      *      *      *

   IN WITNESS WHEREOF, the parties hereto have executed this Executive Agreement on the date first written above.

                                         ZIFF DAVIS HOLDINGS, INC.

                                         By:__________________________________

                                         Its:_________________________________

                                         ZIFF DAVIS PUBLISHING, INC.

                                         By:__________________________________

                                         Its:_________________________________

                                         EXECUTIVE:

                                         _______________________________________



                    [Signature Page to Executive Agreement]

                                                                      Exhibit C

                  Representations and Warranties by Executive

   (1) The Executive Stock to be acquired by Executive pursuant to this Agreement shall be acquired for Executive's own account and not with a view to, or intention of, distribu-tion thereof in violation of the Securities Act, or any applicable state securities laws, and the Executive Stock shall not be disposed of in contravention of the Securities Act or any applicable state securities laws.

   (2) Executive is an executive officer of Publishing, is sophisticated in financial matters and is able to evaluate the risks and benefits of the investment in the Executive Stock. Executive is an "accredited investor", as defined in Regulation D promulgated under the Securities Act.

   (3) Executive is able to bear the economic risk of Executive's investment in the Executive Stock for an indefinite period of time because the Executive Stock have not been registered under the Securities Act and, therefore, cannot be sold unless subsequent-ly registered under the Securities Act or an exemption from such registration is available.

   (4) Executive has had an opportunity to ask questions and receive answers concerning the terms and conditions of the offering of Executive Stock and has had full access to such other information concerning the Company as Executive has requested.